Exhibit 3.3
AMENDED ARTICLES OF INCORPORATION
OF
GENCORP INC.
Amended March 28, 2007
And further amended on April 9, 2007 and March 24, 2010

AMENDED ARTICLES OF INCORPORATION
of
GENCORP INC.
     Article First: The name of the Corporation shall be GenCorp Inc. The Corporation shall exist by virtue of, and be governed by, the laws of the State of Ohio.
     Article Second: The place in the State of Ohio where its principal office is to be located is the City of Cleveland.
     Article Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be formed under Section 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.
     Article Fourth: The maximum number of shares which the Corporation is authorized to have outstanding is One Hundred Sixty-Five Million (165,000,000), of which Fifteen Million (15,000,000) shares of the par value of one dollar ($1.00) each shall be classified as Cumulative Preference Stock and One Hundred Fifty Million (150,000,000) shares of the par value of ten cents ($0.10) each shall be classified as Common Stock. The designation and express terms and provisions of the shares of Cumulative Preference Stock and Common Stock are as follows:
CUMULATIVE PREFERENCE STOCK
     A. The Cumulative Preference Stock may be issued from time to time in one (1) or more series with such distinctive serial designations as shall be fixed by the Board of Directors as hereinafter provided.
     The Board of Directors is expressly authorized to adopt from time to time amendments to the Articles of Incorporation of the Corporation, in respect of any unissued or treasury shares of Cumulative Preference Stock, to fix or change:
     (a) The division of such shares into series and the designation and authorized number of shares of each particular series, which number the Board of Directors may increase or decrease, except as otherwise provided in the creation of the particular series;
     (b) The dividend or distribution rate for each particular series, which may be at a specified rate, amount or proportion; and the dates on which dividends or distributions, if declared, shall be payable, and the date or dates from which dividends shall be cumulative;
     (c) The redemption rights and price or prices, if any, for shares of each particular series;

     (d) The amount payable for shares of each particular series upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
     (e) The right, if any, of the holders of shares of Cumulative Preference Stock of each particular series to convert such stock into other classes of stock, and, if convertible, the terms and conditions of such conversion;
     (f) The obligation, if any, of the Corporation to purchase and retire or redeem shares of each particular series pursuant to a sinking fund, and the terms and amount thereof;
     (g) The restrictions, if any, on the issuance of shares of any class of stock or any series thereof; and
     (h) Any or all other express terms in respect of any particular series as may be permitted or required by law.
     All shares of the Cumulative Preference Stock of any one (1) series shall be identical with each other in all respects except, if so determined by the Board of Directors, as to the dates from which dividends thereon shall be cumulative; and all shares of Cumulative Preference Stock shall be of equal rank with each other, regardless of series, and shall be identical with each other in all respects except in respect of terms which may be fixed by the Board of Directors as herein provided.
     B. The holders of record of the Cumulative Preference Stock at the time outstanding shall be entitled to receive, when and as declared by the Board of Directors of the Corporation out of any funds legally available for such purpose, cash dividends in the case of each series at the rate for such series theretofore fixed by the Board of Directors as herein provided. Such dividends shall be cumulative, in the case of shares of each particular series, from and after the date or dates fixed with respect to such series. No dividends may be paid upon or declared or set apart for any of the Cumulative Preference Stock for any dividend period unless at the same time a like proportionate dividend for the same dividend period, ratably in proportion to the respective dividend rates fixed therefor, shall be paid upon or declared or set apart for all Cumulative Preference Stock of all series then issued and outstanding and entitled to receive such dividend.
     C. Except as otherwise provided by the Board of Directors as to any particular series, the Cumulative Preference Stock of any series may be redeemed in whole or in part, at the option of the Corporation, by vote of its Board of Directors, or by operation of the sinking fund, if any, provided for the Cumulative Preference Stock of said series, at the time, or from time to time, at the redemption price or the respective redemption prices theretofore fixed by the Board of Directors as herein provided upon notice duly given as hereinafter provided. In case of the redemption of a part only of any series of the Cumulative Preference Stock at the time outstanding, the shares of the Cumulative Preference Stock of such series to be redeemed shall be selected pro rata or by lot or in such other manner as the Board of Directors may determine.

     Except as otherwise provided by the Board of Directors as to any particular series, at least thirty (30) days’ previous notice of every such redemption of Cumulative Preference Stock shall be mailed to the holders of record of the Cumulative Preference Stock to be redeemed at their addresses as shown by the books of the Corporation, and shall be published at least once in a daily newspaper printed in the English language and published and of general circulation in the Borough of Manhattan, in the City of New York, the publication to be not less than thirty (30) days prior to the date fixed for redemption.
     If notice of redemption shall have been duly given and published, and if, on or before the redemption date designated in such notice, the funds necessary for the redemption shall have been set aside, so as to be and continue to be available therefor, then, notwithstanding that any certificate of the Cumulative Preference Stock so called for redemption shall not have been surrendered for cancellation, the dividends thereon shall cease to accrue from and after the date of redemption so designated, and all rights with respect to the Cumulative Preference Stock so called for redemption shall forthwith after such redemption date cease and terminate, except only the right of the holder to receive the redemption price therefor, but without interest.
     Except as otherwise provided by the Board of Directors as to any particular series, the Corporation may, however, at any time prior to the redemption date specified in the notice of redemption, deposit in trust, for the account of the holders of the Cumulative Preference Stock to be redeemed, with a bank or trust company in the City of New York, New York having a capital and undivided surplus aggregating at least Five Million Dollars ($5,000,000), named in the notice of redemption, all funds necessary for the redemption, and deliver written instructions authorizing and directing such bank or trust company, on behalf of and at the expense of the Corporation, to pay to the respective holders of shares of Cumulative Preference Stock the redemption price therefor and thereupon, notwithstanding that any certificate for the shares of Cumulative Preference Stock so called for redemption shall not have been surrendered for cancellation, all shares of Cumulative Preference Stock with respect to which the deposit shall have been made shall no longer be deemed to be outstanding and all rights with respect to such shares of Cumulative Preference Stock shall forthwith cease and terminate, except only the right of the holders thereof to receive from such bank or trust company at any time after the time of deposit, the redemption price of the shares so to be redeemed, but without interest, or the right to exercise, on or before the redemption date, any unexpired privileges of conversion. Any interest accrued on such funds shall be paid to the Corporation from time to time.
     Any funds so set aside or deposited, as the case may be, and unclaimed at the end of six (6) years from such redemption date shall be released or repaid to the Corporation upon its request expressed in a resolution of its Board of Directors, after which release or repayment the holders of the shares so called for redemption shall look only to the Corporation for the payment thereof, but without interest.
     D. So long as any shares of the Cumulative Preference Stock are outstanding, no dividend or other distribution (except in stock of the Corporation of a class ranking junior to the Cumulative Preference Stock) shall be declared or paid on the Common Stock of the Corporation or on stock of any other class ranking junior to the Cumulative Preference Stock as to dividends or in liquidation, and the Corporation shall not acquire or redeem shares of the Common Stock or any such junior stock, unless
     (a) all dividends on the Cumulative Preference Stock for all past quarterly dividend periods and for the then current quarterly dividend period shall have been paid, or declared and set apart; and
     (b) the Corporation shall have complied with all of its obligations theretofore required of it with respect to any sinking fund for all series of the Cumulative Preference Stock.
     E. So long as any shares of the Cumulative Preference Stock are outstanding, the affirmative vote of the holders of at least a majority of the Cumulative Preference Stock at the time outstanding, given in person or by proxy at a special meeting called for that purpose, shall be necessary for effecting or validating any one or more of the following:
     (a) The authorization or creation of any stock of any class, or any security convertible into stock of any class, ranking prior to the Cumulative Preference Stock;
     (b) The increase in the number of authorized shares of Cumulative Preference Stock or of any stock of any class ranking prior to or on a parity with the Cumulative Preference Stock or of any security convertible into stock of any class ranking prior to or on a parity with the Cumulative Preference Stock;
     (c) The sale, lease or conveyance of all or substantially all of the property or business of the Corporation, or a consolidation or merger with any other company, provided, however, that this restriction shall not apply to, nor shall it operate to prevent, a consolidation or merger with any domestic subsidiary organized under the laws of one of the states of the United States of America if none of the rights or preferences of the Cumulative Preference Stock or the holders thereof will be adversely affected thereby and if the company resulting from or surviving such consolidation or merger will have outstanding, after such consolidation or merger, no class of stock or other securities ranking prior to or on a parity with the Cumulative Preference Stock, except the same number of shares of stock and the same amount of other securities with the same rights and preferences as the stock and securities of the Corporation which were outstanding immediately preceding such consolidation or merger.
     F. So long as any shares of Cumulative Preference Stock are outstanding, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Cumulative Preference Stock at the time outstanding, given in person or by proxy at a special meeting called for that purpose, shall be necessary for effecting or validating any amendment, alteration or repeal of any provisions of the Articles of Incorporation of the Corporation, as amended, which would adversely affect the rights or preferences of outstanding shares of the Cumulative Preference Stock or of the holders thereof (for the purposes hereof no action taken pursuant to paragraph E of this Article FOURTH shall be deemed to adversely affect such rights or preferences); provided, however, that if any such amendment, alteration or repeal would adversely affect the rights or preferences of the outstanding shares of any particular series without correspondingly affecting the rights or preferences of outstanding shares of all series, a like affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Cumulative Preference Stock of that particular series at the time outstanding shall also be necessary for effecting or validating such amendment, alteration or repeal.
     G. Except as otherwise provided in paragraphs E, F and J of this Article FOURTH or as specifically provided by statute, the Cumulative Preference Stock shall have no voting power unless and until six (6) quarter-yearly dividends payable on the Cumulative Preference Stock, whether or not consecutive, shall be in default in whole or in part. In such event the holders of the Cumulative Preference Stock, voting separately as a class and in addition to all other rights, if any, to vote for Directors, shall be entitled to elect, as herein provided, two (2) members of the Board of Directors of the Corporation; provided, however, that the holders of shares of Cumulative Preference Stock shall not have or exercise such special class voting rights except at meetings of the shareholders for the election of Directors at which the holders of not less than a majority of the outstanding shares of Cumulative Preference Stock of all series then outstanding are present in person or by proxy; and provided further that the special class voting rights provided for herein when the same shall have become vested shall remain so vested until all accrued and unpaid dividends on the Cumulative Preference Stock of all series then outstanding shall have been paid, whereupon the holders of Cumulative Preference Stock shall be divested of their special class voting rights in respect of subsequent elections of Directors, subject to the revesting of such special class voting rights in the event herein specified in this paragraph, and the Directors so elected shall thereupon resign.
     In the event of default entitling the holders of Cumulative Preference Stock to elect two (2) Directors as above specified, a special meeting of the shareholders for the purpose of electing such Directors shall be called by the Secretary of the Corporation upon written request of, or may be called by, the holders of record of at least ten percent (10%) of the shares of Cumulative Preference Stock of all series at the time outstanding, and notice thereof shall be given in the same manner as that required for the Annual Meeting of Shareholders, provided, however, that the Corporation shall not be required to call such special meeting if the Annual Meeting of Shareholders shall be held within ninety (90) days after the date of receipt of the foregoing written request from the holders of Cumulative Preference Stock. At any meeting at which the holders of Cumulative Preference Stock shall be entitled to elect Directors, the holders of a majority of the then outstanding shares of Cumulative Preference Stock of all series, present in person or by proxy, shall be sufficient to elect the members of the Board of Directors which the holders of Cumulative Preference Stock are entitled to elect as herein provided.
     The two (2) Directors who may be elected by the holders of Cumulative Preference Stock pursuant to the foregoing provisions shall be in addition to any other Directors then in office or proposed to be elected otherwise than pursuant to such provisions, and nothing in such provisions shall prevent any change otherwise permitted in the total number of Directors of the Corporation or require the resignation of any Directors elected otherwise than pursuant to such provisions.

     H. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Cumulative Preference Stock shall be entitled to be paid the amount fixed with respect to shares of each particular series by the Board of Directors as herein provided which shall include, in the case of each share, an amount computed at the dividend rate for the series of which the particular share is part, from the date on which dividends on such shares became cumulative to and including the date fixed for such distribution or payment, less the aggregate of dividends paid thereon prior to such distribution or payment date, before any distribution or payment shall be made to the holders of stock of any class ranking junior to the Cumulative Preference Stock. If such payment shall have been made in full to the holders of the Cumulative Preference Stock, the remaining assets and funds of the Corporation shall be distributed among the holders of the Common Stock and the holders of stock of any other class ranking junior to the Cumulative Preference Stock according to their respective rates and preferences, and according to their respective shares. If upon any such liquidation, dissolution or winding up of the affairs of the Corporation the amounts payable on liquidation are not sufficient to pay in full the holders of all outstanding Cumulative Preference Stock, the holders of all series of Cumulative Preference Stock shall share ratably in any distribution of assets in accordance with the sums which would be payable on such shares if all sums payable were discharged in full.
     The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up for the purposes of this paragraph H.
     I. No holder of Cumulative Preference Stock shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock or of securities of the Corporation convertible into stock, of any class whatsoever, whether now or hereafter authorized, and whether issued for cash, property, services or otherwise.
     J. In addition to the voting rights expressly provided in paragraphs E, F and G of this Article FOURTH, the holders of Cumulative Preference Stock shall also be entitled to vote for the election of Directors and on all other matters submitted to a vote of the holders of the Common Stock of the Corporation, voting jointly as a single class with the holders of the Common Stock and not as a separate class, without regard to series, and subject to the provisions of paragraph AA of this Article FOURTH. Except as otherwise required by law, each holder of stock of the Corporation entitled to vote shall have one (1) vote for each share held thereof. No adjustment of the voting rights provided by this paragraph J shall be made in the event of any increase or decrease in the number of shares of Common Stock authorized, issued or outstanding or in the event of a stock split or combination of the Common Stock or in the event of a stock dividend on any class of stock payable in shares of Common Stock; and for the purposes paragraph F of this Article FOURTH, no amendment, alteration or repeal of any provisions of the Articles of Incorporation of the Corporation, as amended, adopted for the purpose of effecting any of the foregoing shall be deemed to affect adversely the voting rights of outstanding shares of the Cumulative Preference Stock or the holders thereof.
COMMON STOCK
     A. In addition to the express terms and provisions of the Common Stock set forth above in this Article FOURTH, the following terms and provisions shall be applicable to the Common Stock:
     (a) Each holder of Common Stock shall be entitled to one (1) vote for each share held thereof. Except as otherwise expressly provided in the Articles of Incorporation of the Corporation, as amended, and except as may be otherwise required by law or as a lesser vote may be permitted by law, the Corporation may lease, sell, exchange, transfer or otherwise dispose of all or substantially all of the property, assets or business of the Corporation or consolidate or merge with or into, or merge into the Corporation, any other corporation or corporations, or the Corporation may be dissolved voluntarily, or the Corporation may amend in any manner its Articles of Incorporation, or may take such other action as may require the authorization of shareholders, upon the affirmative vote of the holders of shares of the Cumulative Preference Stock and of the holders of shares of the Common Stock, voting jointly as a single class and not as separate classes, and without regard to series of the Cumulative Preference Stock, holding shares having a majority of the total voting power of all the shares of Cumulative Preference Stock and Common Stock at the time outstanding and entitled to vote. Except as may be otherwise expressly provided in the Articles of Incorporation of the Corporation, as amended, and except as may be otherwise required by law or as a lesser vote may be permitted by law, whenever by law a vote of the holders of the Common Stock as a separate class may be required to authorize the taking of any action by the Corporation, the affirmative vote of the holders of a majority of the shares of Common Stock at the time outstanding and entitled to vote shall be sufficient authorization by the holders of the Common Stock as a separate class for the taking of such action.
     (b) No holder of Common Stock shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock or of securities of the Corporation convertible into stock, of any class whatsoever, whether now or hereafter authorized, and whether issued for cash, property, services or otherwise.
     Article Fifth: Series of Cumulative Preference Stock.
     The designation and express terms and provisions of a series of the Cumulative Preference Stock of the Corporation be and hereby are fixed as follows:
     A. Designation. The distinctive designation of said series shall be “Series A Cumulative Preference Stock” (hereinafter sometimes called the “Series A Preference Stock”) and the number of shares initially constituting said series shall be One Million Five Hundred Thousand (1,500,000). The number of authorized shares of the Series A Preference Stock may be increased or decreased by further resolution duly adopted by the Board of Directors of the

Corporation stating that such increase or decrease has been so authorized.”
     B. Dividends and Distributions. The holders of record of shares of Series A Preference Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preference Stock (the “Original Issue Date”), in an amount per share (rounded to the nearest cent) equal to, but no more than, the greater of (a) Twelve Dollars and Fifty Cents ($12.50) or (b) subject to the provision for adjustment hereinafter set forth, one hundred (100) times the aggregate per share amount of all cash dividends, and one hundred (100) times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock of the Corporation since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the Original Issue Date. In the event the Corporation shall at any time on or after the Original Issue Date declare or pay any dividend on the shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, therein each such case the amount to which holders of shares of Series A Preference Stock are entitled (without giving effect to such event) under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     The Corporation shall declare a dividend or distribution on the Series A Preference Stock as provided in the paragraph above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of Twelve Dollars and Fifty Cents ($12.50) per share on the Series A Preference Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
     C. Redemption. The shares of the Series A Cumulative Preference Stock shall be redeemable at the option of the Corporation, as a whole or in part, at any time or from time to time, in accordance with the provisions of paragraph C of Article FOURTH of the Corporation’s Amended Articles of Incorporation, at a redemption price per share equal to the Market Price (as hereinafter defined) of the Common Stock on the Trading Day (as hereinafter defined) immediately prior to the date fixed for redemption, multiplied by one hundred (100) (the “Multiplier”), plus in each case a sum equal to dividends accrued but unpaid; provided, however, that if the Series A Preference Stock shall be called for redemption prior to February 18, 2007, the Multiplier shall be one hundred and twenty-five (125).
     In the event the Corporation shall at any time on or after the Original Issue Date declare or pay any dividend on the shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of Series A Preference Stock were entitled (without giving effect to such event), shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     As used herein, the term “Market Price” per share of the Common Stock on any date of determination shall mean the average of the daily closing prices per share of the Common Stock (determined as described below) on each of the twenty (20) consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if the Company shall at any time (i) declare a dividend on the Common Stock payable in Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares of Common Stock or (iv) issue any shares in a reclassification of the Common Stock, and such event or an event of a type analogous to any such event shall have caused the closing prices used to determine the Market Price on any Trading Days not to be fully comparable with the closing price on such date of determination, each such closing price so used shall be appropriately adjusted in order to make it fully comparable with the closing price on such date of determination. The closing price per share of the Common Stock on any date shall be the last sale price, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for each share of the Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the high bid and low asked prices for each share of Common Stock in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”) or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities selected by the Board of Directors of the Corporation: provided, however, that if on any such date the Common Stock is not listed or admitted for trading on a national securities exchange or traded in the over-the-counter market, the closing price per share of the Common Stock on such date shall mean the fair value per share of Common Stock on such date as determined in good faith by the Board of Directors of the Corporation, after consultation with a nationally recognized investment banking firm with respect to the fair value per share of such securities, and set forth in a certificate delivered to the Corporation.

     As used herein, the term “Trading Day,” when used with respect to the Common Stock, shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a Business Day (defined to mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are generally authorized or obligated by law or executive order to close).
     D. Conversion or Exchange. Except as otherwise provided herein, the holders of shares of this Series A Preference Stock shall not have any rights herein to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation.
     In case the Corporation shall enter into any consolidation, merger, combination, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preference Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to one hundred (100) times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time on or after the Original Issue Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preference Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     E. Liquidation Rights. Upon the voluntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of this Series shall be entitled to receive an amount equal to the redemption price therefor current at the time of the distribution or payment date, and any other amounts specified in paragraph H of Article FOURTH of the Corporation’s Amended Articles of Incorporation. Upon the involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of this series shall be entitled to receive an amount equal to Thirty-Three Dollars and Thirty-Three Cents ($33.33) and any other amounts specified in paragraph H of Article FOURTH of the Corporation’s Amended Articles of Incorporation.
     F. Fractional Shares. Series A Preference Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders’ fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preference Stock.

     Article Sixth: The Corporation is authorized by these Articles to purchase shares of any class issued by it in all instances except as otherwise expressly prohibited by these Articles or as prohibited by law.
     Article Seventh:
     A. The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of the Corporation.
     B. Notwithstanding the provisions of paragraph AA(a) of Article FOURTH hereof or any other provisions of these Articles of Incorporation or the Code of Regulations (and notwithstanding that a lesser percentage may be allowed by law), the provisions of this Article SEVENTH may only be altered, amended, added to or repealed at a meeting held for such purpose by the affirmative vote of the holders of not less than eighty percent (80%) of the total voting power of the Corporation entitled to vote, voting jointly as a single class.
     Article Eighth: Section 1701.831 of the Ohio Revised Code shall not apply to “control share acquisitions” of shares of the Corporation.
     Article Ninth: Chapter 1704 of the Ohio Revised Code shall not apply to the Corporation.
     Article Tenth: These Amended Articles of Incorporation take the place of and supersede the existing Articles of Incorporation of the Corporation as heretofore amended.
     Article Eleventh: Restrictions on Transfers.
     11.1 Definitions. As used in this Article ELEVENTH, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):
     “5-percent Transaction” means any Transfer described in clause (a) or (b) of Section 11.2.
     “5-percent Stockholder” means a Person or group of Persons that is a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g).
     “Agent” has the meaning set forth in Section 11.5.
     “Board of Directors” or “Board” means the board of directors of the Corporation.
     “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the rulings issued thereunder.

     “Common Stock” means any interest in Common Stock, par value $0.10 per share, of the Corporation that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).
     “Corporation Security” or “Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase Securities of the Corporation, and (iv) any Stock.
     “Effective Date” means the date of filing of this Certificate of Amendment of Articles of Incorporation of the Corporation with the Secretary of State of the State of Ohio.
     “Excess Securities” has the meaning given such term in Section 11.4.
     “Expiration Date” means the earlier of (i) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Article ELEVENTH is no longer necessary for the preservation of Tax Benefits, (ii) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward or (iii) such date as the Board of Directors shall fix in accordance with Section 11.12 of this Article ELEVENTH.
     “Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with the Treasury Regulation § 1.382-2T(g), (h), (j) and (k) or any successor provision.
     “Person” means any individual, firm, corporation, partnership, limited liability company or other legal entity, and includes any successor (by merger or otherwise) of such entity; provided, however, that a Person shall not mean a Public Group.
     “Pre-existing 5-percent Stockholder” means (i) any Person that has filed a Schedule 13D or 13G with respect to the Corporation on or before the Effective Date and (ii) any “5-percent owner” or “higher tier entity” of any Person described in clause (i) within the meaning of Treasury Regulation § 1.382-2T(f)(10) and 1.382-2T(f)(14).
     “Preferred Stock” means any interest in Cumulative Preference Stock, par value $1.00 per share, of the Corporation that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).
     “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.
     “Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article ELEVENTH.

     “Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).
     “Purported Transferee” has the meaning set forth in Section 11.4.
     “Securities” and “Security” each has the meaning set forth in Section 11.7.
     “Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).
     “Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Section 382 of the Code and the regulations thereunder.
     “Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.
     “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a person, other than the Corporation, that alters the Percentage Stock Ownership of any Person or group. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Stock by the Corporation.
     “Transferee” means any Person to whom Corporation Securities are Transferred.
     “Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

     11.2. Transfer and Ownership Restrictions. In order to preserve the Tax Benefits, from and after the Effective Date of this Article ELEVENTH any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited and void ab initio (a) if the transferor is a 5-percent Stockholder or (b) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons would become a 5-percent Stockholder or (2) the Percentage Stock Ownership in the Corporation of any 5-percent Stockholder would be increased.
     11.3. Exceptions. Notwithstanding anything to the contrary herein, if a Transfer by (but not to) a Pre-existing 5-percent Stockholder otherwise would be prohibited by Section 11.2, such Transfer shall not be prohibited under Section 11.2 if both of the following conditions are met: (i) such Transfer does not increase the Percentage Stock Ownership of any 5-percent Stockholder or create a new 5-percent Stockholder, in each case other than a Public Group (including a new Public Group created under Treasury Regulation § 1.382-2T(j)(3)(i)), and (ii) the Stock that is the subject of the Transfer was acquired by such Pre-existing 5-percent Stockholder prior to the Effective Date.
     The restrictions set forth in Section 11.2 shall not apply to an attempted Transfer that is a 5-percent Transaction if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof. As a condition to granting its approval pursuant to this Section 11.3, the Board of Directors, may, in its sole discretion, require (at the expense of the transferor and/or the Transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 of the Code limitation on the use of the Tax Benefits; provided that the Board may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is or is reasonably likely to be in the best interests of the Corporation. The Board of Directors may impose such conditions, if any, that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer. Approvals of the Board of Directors hereunder may be given prospectively or retroactively. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article ELEVENTH through duly authorized officers or agents of the Corporation. Nothing in this Section 11.3 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.
     11.4 Excess Securities. No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of shareholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 11.5 or until an approval is obtained under

Section 11.3(b). After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 11.4 or Section 11.5 shall also be a Prohibited Transfer.
The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all of the direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article ELEVENTH, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Article ELEVENTH as a condition to registering any transfer.
     11.5 Transfer to Agent. If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 11.6 if the Agent rather than the Purported Transferee had resold the Excess Securities.
     11.6 Application of Proceeds and Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover all of its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported

Transferee,up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the sole discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 11.6. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 11.6 inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder.
     11.7 Modification of Remedies for Certain Indirect Transfers. In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Ohio law (“Securities,” and individually, a “Security”) but which would cause a 5-percent Stockholder to violate a restriction on Transfers provided for in this Article ELEVENTH, the application of Section 11.5 and Section 11.6 shall be modified as described in this Section 11.7. In such case, no such 5-percent Stockholder shall be required to dispose of any interest that is not a Security, but such 5-percent Stockholder and/or any Person whose ownership of Securities is attributed to such 5-percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such 5-percent Stockholder, following such disposition, not to be in violation of this Article ELEVENTH. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 11.5 and 11.6, except that the maximum aggregate amount payable either to such 5-percent Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such 5-percent Stockholder or such other Person. The purpose of this Section 11.7 is to extend the restrictions in Sections 11.2 and 11.5 to situations in which there is a 5-percent Transaction without a direct Transfer of Securities, and this Section 11.7, along with the other provisions of this Article ELEVENTH, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.
     11.8 Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 11.5 (whether or not made within the time specified in Section 11.5), then the Corporation shall promptly take all cost effective actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 11.8 shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article ELEVENTH being void ab initio, (b) preclude the

Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the Corporation to act within the time periods set forth in Section 11.5 to constitute a waiver or loss of any right of the Corporation under this Article ELEVENTH. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article ELEVENTH.
     11.9 Liability. To the fullest extent permitted by law, any shareholder subject to the provisions of this Article ELEVENTH who knowingly violates the provisions of this Article ELEVENTH and any Persons controlling, controlled by or under common control with such shareholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.
     11.10 Obligation to Provide Information. As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article ELEVENTH or the status of the Tax Benefits of the Corporation.
     11.11 Legends. The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to the restrictions on transfer and ownership contained in this Article ELEVENTH bear the following legend:
“THE ARTICLES OF INCORPORATION, AS AMENDED (THE “ARTICLES OF INCORPORATION”), OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE ARTICLES OF INCORPORATION) OF COMMON STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT IS TREATED AS OWNED BY A FIVE PERCENT SHAREHOLDER UNDER THE CODE AND SUCH REGULATIONS. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE ARTICLES OF INCORPORATION) TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF THE GENERAL CORPORATION LAW OF THE STATE OF OHIO (“SECURITIES”) BUT WHICH WOULD VIOLATE

THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CORPORATION’S ARTICLES OF INCORPORATION TO CAUSE THE FIVE PERCENT STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE ARTICLES OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, WITHIN FIVE DAYS AFTER RECEIPT OF A WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”
The Board of Directors may also require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to conditions imposed by the Board of Directors under Section 11.3 of this Article ELEVENTH also bear a conspicuous legend referencing the applicable restrictions.
     11.12 Authority of Board of Directors. The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article ELEVENTH, including, without limitation, (i) the identification of 5-percent Stockholders, (ii) whether a Transfer is a 5-percent Transaction or a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any 5-percent Stockholder, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee pursuant to Section 11.6, and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article ELEVENTH. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article ELEVENTH for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article ELEVENTH.
Nothing contained in this Article ELEVENTH shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) accelerate or extend the Expiration Date, (ii) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article ELEVENTH, (iii) modify the definitions of any terms set forth in this Article ELEVENTH or (iv) modify the terms of this Article ELEVENTH as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration, extension or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.
In the case of an ambiguity in the application of any of the provisions of this Article ELEVENTH, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge. In the event this Article ELEVENTH requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article ELEVENTH. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article ELEVENTH. The Board of Directors may delegate all or any portion of its duties and powers under this Article ELEVENTH to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article ELEVENTH through duly authorized officers or agents of the Corporation. Nothing in this Article ELEVENTH shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.
     11.13 Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article ELEVENTH, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any shareholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.
     11.14 Benefits of this Articles Eleventh. Nothing in this Article ELEVENTH shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article ELEVENTH. This Article ELEVENTH shall be for the sole and exclusive benefit of the Corporation and the Agent.
     11.15 Severability. The purpose of this Article ELEVENTH is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article ELEVENTH or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity,illegality or unenforceability shall not affect any other provision of this Article ELEVENTH.
     11.16 Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article ELEVENTH, (1) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (2) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.